Exhibit 23(e)

DIRECTOR DESIGNEE CONSENT

The undersigned hereby consents to being named in this Registration Statement on Form S-4 of Associated Banc-Corp (the “Registrant”) as a designee to serve as a director of the Registrant contingent upon the closing of the merger of First Federal Capital Corp (“First Federal”) with and into the Registrant pursuant to the terms of the Agreement and Plan of Merger dated as of April 27, 2004 between the Registrant and First Federal.

IN WITNESS WHEREOF, the undersigned has executed this consent in his own hand on this 7th day of July, 2004.

/s/ Jack C. Rusch
Jack C. Rusch